Exhibit 99.1

Team, Inc.	TISI	Q1 2020 Earnings Call	Jun. 18, 2020

PARTICIPANTS
Corporate Participants

Don Bleasdell – Vice President-Finance, Team Industrial Services, Inc.
Amerino Gatti – Chief Executive Officer & Director, Team, Inc.
Susan M. Ball – Chief Financial Officer & Executive Vice President, Team, Inc.
Other Participants

Adam Robert Thalhimer – Analyst, Thompson Davis & Co., Inc.
Sean D. Eastman – Analyst, KeyBanc Capital Markets, Inc.
Stefanos Crist – Analyst, CJS Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Team, Inc. First Quarter 2020 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today’s conference is being recorded. [Operator Instructions]

I would now like to hand the conference to your speaker today, Don Bleasdell, Vice President-Finance. Please go ahead, sir.

Don Bleasdell, Vice President-Finance, Team Industrial Services, Inc.

Thank you, Joan. Welcome, everyone, to Team’s 2020 First Quarter Conference Call. With me on today’s call are Amerino Gatti, our Chairman and Chief Executive Officer; and our Chief Financial Officer, Susan Ball. This call is also being webcast and can be accessed through the audio link under the Investor Relations section of our website at teaminc.com. Information reported on this call speaks only as of today, June 18, 2020. Therefore, please be advised that any time-sensitive information may no longer be accurate as of the date of any replay listening or transcript reading.

There will be a replay of today’s call, and it will be available via webcast by going to the company’s website, teaminc.com. In addition, a telephonic replay will be available until June 25th. The information on how to access these replay features was provided in yesterday’s earnings release.

Before we continue, I’d like to remind you that this call contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities and Litigation Reform Act of 1995, including statements of expectations, future events, or future financial performance. Forward-looking statements involve inherent risks and uncertainties, and we caution investors that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements.

These factors and other risks and uncertainties are detailed on the company’s Annual Report on Form 10-K and in the company’s other documents and reports filed or furnished with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements except as maybe required by law.

I’ll now like to turn the call over to Amerino. Amerino?

Amerino Gatti, Chief Executive Officer & Director, Team, Inc.

Thank you, Don, and good morning, everyone. We appreciate you joining us today and I hope you and your families are safe and healthy. During this challenging and dynamic period, I would also like to thank the healthcare workers and those on the front lines of containment for their efforts and dedication. These are extraordinary times and this quarter’s earnings call will be far from routine. My management team and I remain focused on the wellbeing of our employees and their families as well as supporting our clients and the community.

We will provide transparency around three key initiatives that ensure Team’s corporate health and position us for the recovery, first, the safety of our people and business continuity; second, the previously announced decisive actions taken to align the business and our capacity with the near-term decrease in activity; and third, our end-market revenue diversification strategy.

This morning, I will start with a high-level financial review and outline how we are managing our business through the pandemic. Susan will then detail our first quarter results and financial position. After which, I will provide an overview of the market trends and an update on our OneTEAM program.

Our first quarter results were noticeably impacted by adverse market conditions. Consolidated first quarter revenues were $237 million, down 12% from a year ago. Despite lower year-over-year quarterly revenues of $33 million, first quarter gross margin was $57.5 million or 24.3% on par with 24.5% in the prior-year quarter. In addition, we were able to generate positive operating cash flow of approximately $1 million and reduce SG&A expenses by $3.8 million when compared to the first quarter of 2019.

Turning to our segment performance, Mechanical Services’ first quarter revenues $104.5 million, down 14% from the first quarter of 2019 and adjusted EBITDA was $6.6 million, a decline of 40% when compared to the same period last year.

After a slow start to the quarter, Mechanical Services experienced increased field work from mid-January into March until activity was impacted by the pandemic and the drop in global demand. While the quarter does not meet our expectations, Mechanical Services saw a step change in its midstream work as pipeline operators performed ongoing integrity management programs.

As an example, Team was engaged to supply over 250 hot tap and line stop fittings for an integrity remediation project. We manufactured and delivered high quality state-of-the-art fittings on time and as a result, the client awarded us a significant portion of their field activities for the remainder of 2020.

Inspection and Heat Treating revenues in the first quarter were $107.9 million, down 15.1% from the first quarter of 2019 and adjusted EBITDA was $3.6 million, a decline of 43% from the prior-year quarter. Despite IHT’s disappointing quarterly results, primarily in our downstream markets, we saw growth in power and pulp and paper sectors. This is an example of our successful revenue diversification initiative to leverage our skill sets and subject matter expertise across different industries and geographies.

Quest Integrity continued its strong performance by increasing revenues by 16% and improving operating income by 271% over Q1 2019. During the first quarter, Quest completed its largest ever LNG reactor turnaround and inspection in the Middle East. Using high-resolution ultrasonic technology, Quest inspected the reactors with our proprietary Common Header Delivery System. Our advanced engineering group performed a fitness-for-service assessment that enabled the client to prioritize repairs and resume production quickly and safely.

Overall, activity was negatively affected by the unprecedented economic crisis triggered by COVID-19 pandemic and volatility in commodity prices, driven by the oil and gas supply and demand imbalance. The first quarter 2020 revenue impact from these events was approximately $23 million.

In addition, the decision by OPEC+ in early March to increase production combined with the spread of COVID-19 into North America created an oversupply, causing oil demand to fall to an all-time low. Many of our clients reprioritized their operations, resulting in slow productions on certain ongoing work, deferrals or suspensions of plant maintenance projects and cuts in capital spend.

In order to proactively address the impact of the pandemic and the oil and gas supply and demand imbalance, we quickly mobilized four task forces addressing health, business continuity, client engagement and cost and cash management, each led by members of my executive team.

First, the health task force. The health and safety of our employees is our top priority and the pandemic has significantly disrupted the day-to-day lives of many of our people. Following the guidelines set by our critical response team, we are taking the necessary precautions to protect our employees worldwide. Onsite personnel were limited to those that are crucial to client operations and implemented social distancing protocols, which include working in shifts to minimize the risk of exposure.

The majority of the Team’s end markets cannot be run remotely. Therefore, many of our refinery clients implemented temperature monitoring and screening to safely continue operations. Along with our clients, we have empowered our technicians to stop work and report any activities they deem to be unsafe. Team is also strengthening worksite standards, policies, and procedures, and developed decision-making protocols for both our districts and client locations.

We have responded to more than 100 client inquiries to provide detailed information about our pandemic response plan, including PPE measures and improvements, exposure procedures and return-to-work directives. Team procured and distributed critical supplies to over 80 districts globally. We’re also helping our employees and their families by providing guidance on how to minimize the spread of the virus and sharing resources that our employees can utilize at home.

The business continuity taskforce was established to proactively monitor fluctuations in our end markets and prepare for multiple scenarios with respect to project activity and our global workforce. Together with our workforce management and supply chain functions, we accomplished the following: transition most non-bill employees to operate remotely and implemented a work-from-home protocol to minimize risk exposure, limited travel, and instituted shelter-in-place directives, ordered excess reserves of manufacturing materials to mitigate supply chain disruptions, and finally, executed company-wide cost measures.

Team’s local workforce management function allows us to centrally coordinate and forecast employee utilization, communicate more effectively with our onsite field technicians, and provide ongoing logistical support to respond and mobilize in this dynamic environment.

With clients’ frequent changes to project scopes, our workforce management function has been diligently managing job requirements and the furlough schedule to ensure the capacity of our resource pool is balanced with our clients’ needs. As a result, despite the slowdown in activity, we have been able to maintain our high technician utilization rates ranging between 85% and 90%. I mentioned earlier that our clients are reevaluating their 2020 project schedule and capital spending plans. We established the sales and client engagement task force to proactively connect with each client to find creative, cost effective solutions to their pressing challenges.

For example, after a recent refinery explosion, our nested crew recommended Quest Integrity’s unmanned aerial system to safely capture images and data of the damaged structures, equipment and components. The client engagement task force is also looking beyond our current footprint and service offerings to support new industries by leveraging the skill sets of our technicians and advanced technologies.

We are focused on diversifying into markets and industries that are experiencing less disruption by prioritizing those products and services that can best support the midstream, power, renewables, utilities, infrastructure, and process related industries. We will leverage the strength of our three segments, engineering and manufacturing capabilities, and the integrated solutions to lead the recovery.

Finally, our cost and cash management task force immediately implemented decisive aggressive actions to ensure that costs remain aligned with the reduced activity levels. These specific actions included reducing director, executive, and employee compensation, enacting furloughs and restricting unbilled time, executing a reduction in force, eliminating all non-essential spend, and working with our supply chain partners to reduce costs. These quick and decisive actions implemented during the last few weeks of March delivered more than $5 million of savings in the first quarter.

While we remain mindful of capital investments that may be required to create competitive advantages, from a cash perspective, we are laser-focused on cash flow improvements which include collections, billing, CapEx management, and inventory reductions. We will leverage the forecast forces through the recovery phase in order to prepare our workforce and best position Team for the future.

I will now turn it over to Susan for a detailed financial review, and then share more about our market trends and OneTEAM progress. Susan?

Susan M. Ball, Chief Financial Officer & Executive Vice President, Team, Inc.

Thank you, Amerino, and good morning, everyone. As Amerino mentioned, first quarter consolidated revenues of $237 million were down 12% from the first quarter of 2019. Quest Integrity increased revenues by 16% over the prior year, which was offset by revenue declines of 14% and 15% in our Mechanical Services and Inspection and Heat Treating segments, respectively.

The COVID-19 pandemic in oil and gas supply and demand imbalance impacted our revenues by approximately $23 million. Also contributing to the lower revenue was unseasonally poor weather in North America and the delayed ramp-up of activity following the extended New Year holiday. After a slow start in January, our international operations rebounded until mid-February when several projects in Asia Pacific, United Kingdom and the Central European markets were delayed and subsequently deferred due to the pandemic.

Consolidated gross margin was $57.5 million or 24.3% compared with 24.5% in the same quarter a year ago. Despite the revenue decline, we generated favorable follow-through due to the progress of the OneTEAM program and the implementation of our decisive cost cutting actions. The first quarter 2020 cost savings benefits of OneTEAM approximated $6.6 million. On a segment basis for gross margin, Mechanical Services decreased 22% on a 14% revenue decline. Inspection and Heat Treating was down 17% on a 15% revenue decrease, and Quest increased 28% on a 16% revenue improvement.

Now, moving to SG&A, we continue to realize year-over-year reductions of SG&A expense through our cost management actions, including the expansion of the OneTEAM program. Total SG&A costs for the first quarter 2020 decreased $3.8 million or 4.7% from the first quarter 2019 to $78.4 million primarily due to overall reduced compensation and travel cost. On a sequential basis, SG&A was down $1.3 million from $79.7 million in the fourth quarter of 2019. COVID-19, the oil and gas supply and demand imbalance, and the impact to our stock price were deemed to be a triggering event requiring us to perform an interim goodwill impairment assessment.

The results of the assessment indicated a goodwill impairment had occurred in the IHT segment. Under US GAAP accounting rules, we recognize the non-cash pre-tax goodwill impairment charge of $191.8 million during the first quarter of 2020. This had no other impact on the company’s ongoing operations.

The first quarter reported a net loss of $199.7 million as compared to a loss of $24.2 million in the prior-year quarter. Adjusted net loss, a non-GAAP measure, was $18 million or $0.59 adjusted net loss per diluted share for the first quarter of 2020 compared to an adjusted net loss of $19.8 million or $0.66 adjusted net loss per diluted share for the same quarter in 2019. Significant Q1 2020 adjustments included the non-cash goodwill impairment charge as well as $2.7 million in OneTEAM and other professional costs and $1.3 million in non-recurring legal costs. Consolidated adjusted EBITDA was a loss of $3.9 million in the first quarter of 2020, which was down from the $3.8 million profit recorded in the first quarter of 2019.

Now, turning specifically to our segment performance, Mechanical Services segment delivered first quarter 2020 revenues of $104.5 million, down 14% from $121.5 million in the first quarter of 2019. Adjusted EBITDA was $6.6 million, down from $11 million earned in the same period last year.

Inspection and Heat Treating segment reported first quarter 2020 revenues of $107.9 million, down 15% when compared to the $127.1 million posted in the same period last year. First quarter adjusted EBITDA was $3.6 million, down from $6.3 million in the prior-year quarter. Despite lower revenues, the fall-through to EBITDA was fairly limited at 14% and this was largely the result of the effectiveness of the cost control actions.

Quest Integrity revenues of $24.4 million were up 16% over the prior-year period of $21 million. First quarter adjusted EBITDA was $7 million or 173% higher than the last year’s quarter.

Our effective tax rate was approximately 9.3% compared to 1.4% in the first quarter 2019. Our normalized effective tax rate is approximately 25% to 30%. The company has domestic federal tax net operating losses of approximately $105 million, which are available to offset our future domestic federal taxable income.

During the quarter, we benefited from the CARES Act and carried back federal net operating losses into prior years instead of carrying the losses forward, which accelerated the tax benefits and recovery of refunds.

In the first quarter, Team generated $917,000 of operating cash flow, representing a decline of approximately $6.7 million over the same period in 2019. Capital expenditures for the first quarter of

2020 were $8.3 million. To support the company’s commitment to free cash flow generation, we have lowered our 2020 annual capital expenditures plan by more than 30%. Our forecast to capital expenditures for 2020 of approximately $20 million will be utilized to ensure funding of sustainable and safe operations for those projects that offer the highest rate of return.

Our cash and cash equivalents at the end of the first quarter was $20.5 million compared to $12.2 million at the end of the fourth quarter 2019. The undrawn borrowing base under our existing credit facility was approximately $100 million going into the second quarter. We were in compliance with our bank covenants at March 31, 2020. Our senior secured leverage ratio at the end of the quarter was at 2.27 times.

We are pleased to have completed the credit facility amendment and extension in the second quarter. The amended credit facility matures January 15, 2022 and provides us the additional covenant flexibility to operate through this recovery period. We believe that our liquidity resources are sufficient to meet our working capital needs and cash requirements. Financial priorities continue to be to conserve cash, pay down debt and protect our balance sheet.

In closing, we are prepared to take additional actions to further reduce our cost structure and asset base as market conditions warrant. Although our primary focus is cost and cash management, we will continue to evaluate future opportunities that deliver positive returns on investment or operational efficiency.

That completes the financial review. I will now turn the call back over to Amerino.

Amerino Gatti, Chief Executive Officer & Director, Team, Inc.

Thank you, Susan. Before we take your questions, I will provide an overview of the current market conditions and review some of our anticipated restructuring actions as we prepare for the recovery. Despite the OPEC+ announcement in April to cut production output, crude oil prices remained weak as a result of the shelter-in-place directives that were implemented to contain the spread of COVID-19.

The demand disruption created by the pandemic occurred much faster than supply could be reduced, triggering a rapid increase in crude inventory volumes. According to EIA data, reduced demand for refined products caused refinery utilization rates to decline to 2008 levels. Utilization rates have declined further in the second quarter, but we do expect to see a gradual recovery through the second half of the year.

Team would typically benefit for a period of 12 to 18 months following the utilization rate drop. However, the pandemic and current market dynamics have delayed the demand growth for our products and services. Before I share Team’s near-term, midterm and long-term objectives, I want to reiterate that no one can predict with any certainty the scale or length of disruption from COVID-19 or how deep and severe the economic and health impacts will be.

Our near-term objective was to aggressively reduce our variable cost structure to align with the lower activity levels. We remain prepared to take additional actions as warranted to respond to the evolving business environment. We believe the current market dynamics present three near-term opportunities for Team. First, pure play refiners need to remain operational while they evaluate maintenance projects and ongoing regulatory compliance requirements.

Second, integrated clients will leverage their downstream businesses to mitigate the impact of lower oil prices on their consolidated results. And third, given the oversupply of production and increasing inventory levels, there is significant demand for transport and storage of both crude and petroleum products. As shelter-in-place protocols are gradually lifted, we expect gasoline and diesel demand to drive the recovery, both of which according to EIA data made up more than 70% of US production in 2019.

From a midterm perspective, we anticipate onstream and callout activity to lead the recovery followed by nested operations, and later in the year, projects and turnarounds. We maintain strong contact with our furloughed technicians, continue to provide them with health benefits, and plan to ensure their certification levels are preserved in order to quickly restart operations.

Team’s scalable operating model and the depth and breadth of our products and services portfolio allows us to flex with business demands. In order to deliver additional structural and permanent cost reductions, we have expanded and accelerated the next phase of the OneTEAM program. This OneTEAM tune-up is a dedicated 10 to 12-week sprint, accelerating initiatives that will further optimize the organization.

We estimate the OneTEAM tune-up and other cost reduction actions will deliver between $20 million to $25 million of savings in the second quarter. The long-term fundamentals for our products and services remain strong. As part of the critical and essential services network and in close cooperation with our clients, Team supports the performance, efficiency, and longevity of aging assets and ensures compliance with federal, state, and industry standards and regulations.

I want to reiterate four of our competitive advantages. First, our scalable and agile structure increases our ability to flex with market demands, allowing us to be more responsive, make well-informed decisions, and execute efficiently.

Second, the operations planning capability of our workforce management function allows us to optimize the utilization of our resources globally. Third, our diverse blue chip client base and maturing sales and account management function provide a strong foundation to grow revenues and create value from our integrated solutions. And fourth, our innovative technology and industry-leading digital applications support our clients as they seek differentiated and cost effective solutions for their complex asset management challenges.

Technology and digital applications also allow our clients to manage risk and minimize exposure of personnel in a post-pandemic recovery. As previously mentioned, we remain focused on managing what is in our control. Given the difficult, but necessary cost actions implemented late in the first quarter, we expect Q1 will mark the lowest quarter of the year in terms of gross margin and adjusted EBITDA. Looking forward, we anticipate our second quarter 2020 revenues to be approximately 35% to 40% below Q2 2019.

Also, Quest is experiencing lumpiness in the second quarter due to continued travel related restrictions and extended quarantine periods. As a result of the full implementation of our cost and cash actions, we expect second quarter gross margin improvement when compared to Q1 2020 as well as positive adjusted EBITDA and free cash flow. On a full year basis, we anticipate H2 2020 revenues to be higher than H1, 30% CapEx reduction when compared to 2019, and positive free cash flow.

In closing, we are confident Team is well-positioned to lead during this challenging environment and benefit through the recovery. Our experienced and knowledgeable leadership team are executing on our near-term, midterm, and long-term strategies with comprehensive playbooks. We would like to thank our shareholders for their support and patience and all our employees and their families for their commitment and dedication to Team during this difficult period. I would like to especially thank Team’s technicians on the front lines who have continued to provide essential and exceptional services to our valued clients. Our continued success is a direct result of their hard work. And we look forward to building on this success in the second half of 2020 and beyond.

Operator, I will now turn it over to you for the question-and-answer session.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Adam Thalhimer with Thompson Davis. Your line is now open.

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Hello, thanks, Good morning.

<A – Amerino Gatti – Team, Inc.>: Good morning, Adam.

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Hey, Amerino, can you walk us through just trends in kind of April versus May versus June and kind of the latest on what you have for how things might look in the back half core demand?

<A – Amerino Gatti – Team, Inc.>: Sorry, what was the last part that you said, core demand?

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Oh, I’m just thinking about core demand.

<A – Amerino Gatti – Team, Inc.>: Yeah, okay. So, basically, if we look into April, May, and then coming out of June, if we take a look at Q2, we do expect April and May to be our slowest few months of the year. We’ve seen obviously quite a bit of impact due to the demand side of core services especially on the refining, some pipeline side. On the flip side, petrochemical is starting to probably see the first parts of the recovery as shelter-in-places and consumer demand increases. Coming into the second half of the year, as I said in the script, the prepared remarks, we expect onstream callout type work to be first on the recovery, followed by nested.

We see our nested business returning by the end of June and into July as the summer demand increases obviously. And then, going into the second half of the year, although there’s still variability on some projects and turnarounds, we’re getting a lot better visibility on the timing of those turnarounds, and obviously, they’re going to be stronger than the first half. But we do see a good project turnaround pickup in the second half of the year, again, in our core industries. The one thing that I’ll say, Adam, is that, it’s really difficult right now for anybody to paint the market with one brush. And what I mean by that is that different divisions and different pads on the refining side are recovering at different speeds.

So, we’re seeing some good recovery right now going into June in the West Division driven by California. We still see slow recovery in the Rockies area for example but the East side is starting to open. Texas Gulf and Louisiana Gulf, we feel that they’ve troughed and we should start to see an improvement coming out of that area. So, it is becoming a region by region or a pad by pad type business going forward.

Again, because we have the three-legged stool of our segments, our Mechanical Services able to play in the onstream business very well. We’ve got a good nested footprint that’s getting back to work. We’re starting to see the potential recovery going into the second half.

All of that considered, obviously, I’m not factoring in any COVID shelter-in-place ramp up or anything, but continuing on the current path, that’s how we see the core business and things evolving into the second half of the year. Internationally, Europe is probably the laggard in terms of utilization increases. Middle East, we do see, has remained fairly strong. They’ve had to put some shelters in place, but things are starting to open up there a little bit as well.

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Perfect. And then, Susan, just two quick ones for you and then I’ll turn it over. In IHT, what’s the go-forward quarterly D&A after the goodwill impairment? And then, curious on your thoughts on corporate cost, because they’re a little high in Q1 at $21 million. How would you set that for the rest of the year?

<A – Susan Ball – Team, Inc.>: Okay. With the D&A on the IHT, I mean we would still look to be slightly under. I’d say 10% drop over the average quarterly on D&A on IHT.

And then, with respect to the corporate cost, we are overall on the total company looking at a 10% to 15% expectation of a decline in our SG&A. Corporate has had some fluctuations with respect to services that we’ve transitioned from consultants to permanent employees and then, additionally, looking at some technology and other programs that aren’t adjustments that we adjust out for the OneTEAM program. But again, overall, we would expect to see a decline of a 10% to 15% reduction.

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Okay.

<A – Susan Ball – Team, Inc.>: And again, those costs, as we’ve mentioned on previous calls, we’ve had the increases associated with as we’re looking at centralizing activities and cost functions. So, while we’ve had the increase overall, again we’re going to see that decline going forward in the benefits of the structure change.

<Q – Adam Thalhimer – Thompson Davis & Co., Inc.>: Okay. Thanks. I’ll turn it over. Appreciate it.

Operator: Thank you. Our next question comes from Sean Eastman with KeyBanc Capital Markets. Your line is now open.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Hi, everyone. Thanks for taking my questions. Is there anything to note on the competitive environment here just in terms of pricing behavior and perhaps [indiscernible] (00:34:26) positioned through the kind of crisis period? And maybe as we start to see a recovery, any kind of shifts and customer requests or anecdotal evidence that perhaps a [indiscernible] (00:34:48) larger scale could come out of this in a stronger position?

<A – Amerino Gatti – Team, Inc.>: Sure. Sean, I’ll start. So, basically, with the reduction in demand, obviously, there’s significant amount of discussions around competitive pressures and their actions as well as the client working closely with us. And I would break it up into two buckets. There’s the client group that is just wanting a price reduction and then, there’s the client group that wants to reduce their total costs of ownership, which includes things like technologies, combining product lines to increase volume, reduce exposure, using technology to reduce labor and exposure around risk, safety, et cetera. So, I’ll take them one at a time.

The first one is the group that’s just looking for a straight price reduction. Obviously, there’s safety costs that have increased, but we’re working with them again just like on the way up on the pricing and gross margin improvement. We’re working with them one-on-one to try and minimize any cost or price relief to a short amount of time. And I would say three to six months for us to get through this recovery period.

So, in no cases right now have we had to go beyond the end of the year basically. And I think that we’ve got strong client relationships. We have our enterprise account group and strong relationship through our sales team.

So, in that group, so far, we’ve been successful to do that. There’s the group that’s looking at total cost reduction overall of their spend just to be ready for the ramp-up again, if you will, or the increase in utilization. And that group, we’ve been successful at assigning project managers. We’ve been successful at bringing in multiple segments and increasing our footprint within that client to reduce their overall cost. And that’s head count cost, sharing of resources, et cetera, et cetera.

So that group is a bit more progressive in terms of looking at overall cost reductions not just pricing only. What I would say within that group as well is a lot of our digital applications and some of our remote robotics are assisting us to just be able to perform services at minimized cost and risk. And then, from a competition standpoint, as you know, at least Inspection and Heat Treating and Mechanical Services play in very fragmented markets. We’ve seen a lot of competition taking different actions from the smaller companies needing to or wanting to drop direct margin and gross margin quickly to others being a lot more controlled and contained like we’re doing.

We don’t want to lose the work we’ve done over the last two years to improve gross margin in three to six months. We need to be very calculated and make sure that we’re managing that. And so, I think, from a competitive standpoint, we’re seeing both extremes. We are doing a significant number of reviews. Our VPs are very involved in approving any pricing that’s below thresholds that we don’t want to achieve or reach.

So, it’s a little bit of a mixed bag right now. Obviously, there’s a lot of volatility because of the environment we’re in. The other thing that I’ll say is a lot of our larger clients and what we would consider our top 20 integrated and MSA clients are using this opportunity to also consolidate the number of suppliers they have working for them. And that’s been very, very good discussion. That’s where we start looking at longer-term partnerships. And we get held accountable for our execution, and they achieve better service and safety and obviously technology. So, that’s a little bit of a long answer to your question. But Q2 has been a very volatile quarter by week and by month. And again, it’s hard to paint everything with one brush. So, those are the three buckets that I would answer your question with.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Got it. And then just wondered in light of the pretty aggressive cost actions, accelerating the OneTEAM initiatives around this challenging environment, just how you would frame the margins in a recovery scenario. To the extent we’re starting to march back towards a more normalized operating environment in 2021, just how much kind of margin flow through, incremental margin you could get post all of these cost actions being taken in the second quarter, any idea on how to frame that would be helpful.

<A – Amerino Gatti – Team, Inc.>: Sure. So, I think the first thing is we’re not providing right now. At the Q2 call, we’re going to have a lot better visibility on the second half and the recovery. So, I’m going to limit my answer on this one, but I will provide a little bit of color. Overall, our leadership team for the last couple of years has been dealing with restructuring and cost reductions. And we continue to deliver quarter by quarter on the commitments that we’ve made. What we did once the pandemic and the demand reduced is we looked at what we had pushed out to 2021.

And when I said we accelerated that to OneTEAM, it’s a lot of our centralized initiatives, relooking at our district and division footprint both domestically and internationally, and doing a full review of our underperforming businesses. So, we accelerated some of those because it was a good catalyst period to take action. The savings that we’re looking at right now, which I mentioned and Susan highlighted as well, it’s about a 50/50 split between SG&A as well – versus, let’s call it, indirect and variable. And we expect between 40% and 45% of those costs to be permanent going forward.

In terms of the overall impact for the year of the costs, our variable costs through furloughs, supply chain, and other measures, salary reductions, et cetera, a lot of that stuff, we’re going to be reviewing it quarter-by-quarter, and we’re not going to take any movement upwards obviously or add cost until we have a good handle on the stability of the recovery. We’re prepared to take additional actions as or if it goes lower, but we do – we are starting to see our billable hours increasing in through June. Like I said to Adam, May and April were the troughs.

But overall, I feel that the organization and I have full confidence that they acted quickly, they followed the action plans and trackers. And one thing that they’ve shown over the last two years is the ability to execute once a plan is put in place both on the way down as well as on the way up. And obviously, we continue to keep a very structured approach on that. But I would say, 40% to 45% will be a permanent cost removal and the rest are variable.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay. Thanks very much. I’ll turn it over.

Operator: Thank you. [Operator Instructions] Our next question comes from Stefanos Crist with CJS Securities. Your line is now open.

<Q – Stefanos Crist – CJS Securities, Inc.>: Good morning and thank you for the time. Since we’re just talking about the cost savings, just wanted to clarify, are the $20 million to $25 million in Q2, is that inclusive of the $5 million from Q1 or is that an additional? And is that about a run rate of what we should see or is there a potential for further cost cut?

<A – Susan Ball – Team, Inc.>: The $20 million to $25 million is additional in the second quarter, but it [ph] wouldn’t (00:43:58) include any of the comp reductions or anything that started in the last week of March essentially. So, it’s just the comparative on the reduction in Q2. Going forward, again, we are looking and will continually recalibrate cost reductions and where we need to make adjustments. So, that could adjust out over the next few quarters. But I think for now, the $20 million to $25 million is a good range, and again, looking at the overall 10% to 15% reduction with SG&A cost.

<Q – Stefanos Crist – CJS Securities, Inc.>: Got it. Thank you. And then, I just wanted to ask about the credit facility. So, you talked about covenant changes and the capacity was reduced to $200 million. Are there any other major changes to covenants that we should know about?

<A – Susan Ball – Team, Inc.>: So, yeah, with respect to the covenants, we did have a net leverage ratio that is being waged from Q2 through the end of the year and it comes back in effect in Q1 2021. Additionally, there are reductions to the net debt coverage ratio and that also is waived in the second quarter 2020. And then the senior secured leverage ratios have been brought down. Additionally, there are minimum requirements that have been put in place with respect to Q2, Q3, and then cumulatively Q4, which will be fully disclosed and you’ll be able to see that within the 10-Q that will get filed tomorrow.

<Q – Stefanos Crist – CJS Securities, Inc.>: Got it. Thank you very much. That’s it for me.

Operator: Thank you. I’m not showing any further questions at this time. I would now like to turn the call back over to Amerino Gatti for closing remarks.

Amerino Gatti, Chief Executive Officer & Director, Team, Inc.

Thank you. Notwithstanding the effects of the ongoing pandemic, we remain confident in Team’s performance and potential as well as our ability to achieve our long-term strategic targets. We again want to thank you, our shareholders, for your support and patience. We will continue to make disciplined decisions to move the business in the right direction. Thank you for joining us on this call and for your continued interest in Team. We look forward to speaking with you again next quarter.

Operator: Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.

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